October 2009 Pricing Sheet dated October 6, 2009 relating to Preliminary Pricing Supplement No. 207 dated October 2, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Jump Securities Based on the Lesser Performing of the NASDAQ-100 Index® and the Russell 2000® Index due October 15, 2012
PRICING TERMS – October 6, 2009
Issuer:	Morgan Stanley
Indices:	The NASDAQ-100 Index® and the Russell 2000® Index (each, an “index”)
Aggregate principal amount:	$2,000,000
Stated principal amount:	$10 per Security
Issue price:	$10 per Security
Pricing date:	October 6, 2009
Original issue date:	October 14, 2009 (5 business days after the pricing date)
Maturity date:	October 15, 2012
Payment at maturity (per Security):	•	If the final index values of both indices are greater than their respective strike index values: $10 + the upside payment
•
If the final index value of at least one index is less than or equal to its respective strike index value:
$10 + ($10 x the index performance factor of the lesser performing index)
This amount will be less than or equal to the stated principal amount of $10 and could be zero.
The payment at maturity will not be less than zero

Upside payment:	$9.40 per Security (94% of the stated principal amount).
Index performance factor:	(final index value – strike index value) / initial index value
Valuation date:	October 10, 2012, subject to adjustment for non-index business days and certain market disruption events, as determined with respect to each index separately
Initial index values:	For the NASDAQ-100 Index®: 1,692.00 For the Russell 2000® Index: 596.00
Final index values:	For each index, the index closing value of such index on the valuation date
Strike index values:	For the NASDAQ-100 Index®: 1,861.20 For the Russell 2000® Index: 655.60, which is, for each index, 110% of the initial index value of such index
Lesser performing index:	The index with the lowest index performance factor
Listing:	The Securities will not be listed on any securities exchange.
CUSIP:	617482203
ISIN:	US61748422030
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Security	$10	$0.175	$9.825
Total	$2,000,000	$35,000	$1,965,000
(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

The “NASDAQ®,” “NASDAQ-100®” and “NASDAQ-100 Index” are trademarks of The Nasdaq OMX Group, Inc. and have been licensed for use by Morgan Stanley.
The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.
The Securities are not sponsored, endorsed, sold or promoted by the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 207 dated October 2, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.